GTECH Holdings Corporation

Q4 FY05 Conference Call Script

Final– 14 April 2005

Mary Norton: Good morning. And welcome to our fourth quarter conference call.

Joining me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today’s call, we will webcast a slide presentation highlighting our quarterly and year-to-date results. You can find the call, and the presentation, under “Conference Calls and Calendar” in the “Investors” section of our website at www.gtech.com.

You will also find supplemental financial data, consisting of non-GAAP reconciliations, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

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Before we begin today’s call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company’s future strategies.

Such forward-looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company’s filings with the SEC.

Now I would like to turn the call over to our host, Bruce Turner.

Bruce Turner: Good morning, everyone. Thank you for joining us. I would like to start off with a brief review of our fourth quarter and full fiscal year performance before turning the call over to Jaymin for a closer look at the financials.

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GTECH’s fourth-quarter and full-year results provide further validation that our business is operationally sound ... financially strong ... and strategically on track.

We enjoyed significant growth in total revenues in both the quarter and the year, driven by the continued strength in same store sales and strong product sales. And we met our overall financial goals and objectives, despite the unexpected revenue holdback in Brazil.

We scored major successes across all three vertical markets – Lottery, Gaming Solutions, and Commercial Services – in fiscal 2005. All told, we won a record 32 new contracts, including extensions and rebids, the total contract revenue value of which is estimated to be between $635 and $690 million dollars.

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In the past three months alone, we won a new, seven-year integrated services lottery contract in Missouri ... and a new, five-year interactive lottery contract in Finland, both in competitive bid situations. GTECH also won new online lottery and instant ticket validation contracts with the New Zealand Lottery and the Thuringen Lottery in Germany. . . and we won ITVM contract extensions in Arizona and New Mexico

We were also honored to be chosen from among four vendors by the Multi-State Lottery Association to supply the world’s first-ever multi-vendor, multi-state video lottery Wide Area Progressive (WAP) solution, and more recently, we were chosen to supply the video central system to Pennsylvania in a highly competitive procurement process. Both of these awards were strategically significant for us, as they reaffirmed our conviction that a convergence is taking place between the government sponsored and commercial gaming markets. As more and more governments look to the introduction of video lottery as an effective way to increase non-tax revenues we believe we are in the unique position to take advantage of these developments ... a position that has been further advanced by the acquisition of Spielo and the pending Atronic transaction.

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We also view these recent wins as a validation of our superior technology offering and believe they clearly establish GTECH as a strong competitor in the government-sponsored gaming systems market. It is also important to note that in both of these procurements, GTECH prevailed despite premium pricing, reflecting a continuation of the trend we have enjoyed in the online lottery markets for the past several years.

Fiscal 2005 was a year of major strategic progress, as well, with successful acquisitions in all three vertical markets. We strengthened our lottery presence in the Caribbean with the acquisition of LILHCo ... we furthered our Commercial Services leadership in Poland by acquiring BillBird, the leading provider of electronic bill payments in that country ... and our Gaming Solutions strategy took a big leap forward when we purchased Spielo and entered into an agreement with the Gauselmann Group of Germany to purchase a 50 percent controlling equity interest in Atronic, one of the world’s leading video slot machine manufacturers.

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The revenue impact of the acquisitions completed to date has been significant, and even without Atronic, which will not start contributing directly to our revenues until December of 2006, we expect the revenue contribution from acquisitions to increase sizably in the current fiscal year.

And despite spending $201 million dollars on growth-related acquisitions ... committing another $100 to $150 million to the Atronic transaction ... and dealing with the multi-million-dollar revenue holdback from Brazil ... we were still able to return a significant amount of cash to our shareholders in fiscal 2005. In addition to our regular dividend payments, which total $40 million annually, we repurchased approximately 5.3 million shares of GTECH stock at a total cost of $121 million. Over the past five years, we have repurchased 44 million shares, or 28 percent of the total shares outstanding, for a total cost of $423 million.

As of today, we have approximately $80 million available under our current authorization and we remain committed to returning cash to our shareholders through this program.

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Despite the level of capital spending in fiscal ’05, we have significant financial flexibility and access to capital. Between our senior notes offering and the renegotiation of our credit facility, we now have access to approximately $800 million of funding for future growth-related investments – and we can raise additional capital if necessary while still maintaining our investment-grade credit rating.

We also took steps to strengthen our corporate leadership and governance with the appointments of Walter DeSocio as Senior Vice President, General Counsel and Corporate Secretary... and Paget Alves as a new member of our Board of Directors. And our Board was named the Top Performing Board of Directors in Gaming by HVS Executive Search, an international executive recruiting and compensation consulting firm specializing in the gaming, lodging, and restaurant/retail industries.

So it was a very good year all around ... and we look forward to more of the same in fiscal 2006.

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While we do not anticipate the same level of new-contract activity in the Lottery business, simply due to the timing of contract renewals, we do expect to see a number of new opportunities in the coming months. As all of you know, voters in Oklahoma approved a state lottery in November of last year and we expect them to issue an RFP in mid summer.

More recently, the North Carolina House of Representatives approved lottery enabling legislation, and if the state Senate approves it in the coming weeks, we could see an RFP from them by the fall of this year.

We believe that Oklahoma and North Carolina could represent approximately $20 to $25 million of recurring revenue to the winning vendors.

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And while less than ten percent of our recurring revenue is up for rebid in the next 24 months, we will have the opportunity to bid on several of our competitors’ contracts around the globe. Domestic contracts coming up for bid include Maryland and West Virginia, Outside of the United States, opportunities include Hamburg and Lower Saxony in Germany, Greece, Malaysia and Shanghai. Based upon our recent successes in the marketplace, we are confident in our ability to add further wins to the GTECH portfolio.

In addition to pursing new customer opportunities, much of our focus this year will be on helping our customers generate continuing same-store growth. Key to that effort is the development and deployment of new games.

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In fiscal 2005, we launched HotTrax® ... Bingo™ ... Crossword™ ... Tic Tac Cash™ and more than fifteen e-scratch™ games. We also signed an agreement with Hasbro to offer our first branded lottery games and we plan to launch our first Monopoly-themed game in Kansas in May. We plan to launch it first as an e-scratch game and make it available as an instant on-line game later in the fiscal year. Monopoly will be the first branded on-line game introduced in US lottery history.

In fiscal 2005, new content generated an incremental $5 million dollars in service revenue. That pace will accelerate this year. We currently have more than 50 new games under development – and more than 90 if you count Atronic – across all channels of our business.

As we roll those games out, we are looking for new content to contribute another incremental $15 to $20 million dollars in fiscal 2006.

On top of that, several developments in the Lottery and Gaming markets should also help stimulate revenue growth. The state of California will be joining the multi-state Mega-Millions game in June and we currently expect that game to generate net incremental sales of approximately $325 to $450 million for California, on an annual basis, which would translate into

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approximately $4 to $6 million in incremental revenues for us ... and the state of Florida is currently considering a similar initiative.

We expect an expansion of video lottery terminals here in Rhode Island, starting with the addition of approximately 500 new machines in our first quarter. An additional 1700 terminals have been proposed for Lincoln Park and as you know, under our 20-year master agreement, GTECH would be awarded 50% of any additional machines, for which we would receive 5% of the net win per machine. As the central system provider, we would also participate in 2% of the net win on all additional units, so this expansion would be meaningful for us. In fact, with the proposed expansion in Rhode Island, GTECH’s participation business will increase to more than 5,700 units system wide. And, as states continue to look for new ways to raise revenues, several states, including Kentucky and Texas continue to consider gaming expansion legislation.

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On the Gaming Solutions front, we are aggressively pursuing the licenses required to close the Atronic transaction. In fact, applications for three major US jurisdictions ... Nevada, New Jersey and Mississippi ... will be submitted this week. Today, GTECH holds 62 commercial gaming licenses worldwide and has 13 applications pending including those I just mentioned.

Now, before I turn the call over to Jaymin, let me give you a brief update on the situation in Brazil. As you are all aware, our customer, Caixa, issued four RFP’s in early January for terminals, communications networks, consumables (such as tickets), and the storage and distribution of those consumables.

Based on the nature of the procurement process ... which was essentially a commodity auction process ... combined with the revenue restrictions imposed on us by the Brazilian courts, we elected not to participate.

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Caixa completed the vendor selection process in mid-March and is now working on an integration plan that includes a central system and operating platform being developed in-house. Our current contract with Caixa expires on May 14th of this year, but as we have previously discussed, we expect to either enter into an extension or sign a new contract with them that will support their migration to a new business model. While recent press reports indicate Caixa may be contemplating a more aggressive de-installation schedule than we previously anticipated, extension discussions are at a very early stage.

It bears mentioning that our current contract provides only for a one-year extension of the contract at current terms and conditions. Consequently, a phased approach to de-installation will need to be negotiated. We expect to have completed those negotiations by mid-May, when our current contract expires.

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Most of you also are aware that GTECH appealed the Brazilian court’s decision to withhold 30% of our revenues and freeze our assets in the country. At the end of fiscal 2005, approximately BRR68M or $26 million dollars was held in escrow. Today, the amount is closer to BRR78 million or $29 million dollars.

This week we received written confirmation of an appellate court decision that reverses a substantial portion of the withhold-and-freeze order and orders that the withholding be discontinued. The court also ordered all funds currently held in escrow in excess of BRR40M be returned to GTECH. At current exchange rates, that would amount to approximately $14 million, which reflects the $11 million withheld in fiscal 2005 and $3 million withheld this fiscal year. And in fact, late last night, we were informed by our Brazilian office that Caixa has remitted all of the monies due us under this new order. Of course, this decision can be appealed. Thus we believe it would be premature to reflect this new development in our outlook for fiscal 2006. Just the same, we view this as a positive development in what has been a troubling issue for us. And clearly, if the recent court order is upheld, it would result in an improved outlook for this fiscal year.

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We should have improved clarity within the next 4 to 6 weeks and we will advise accordingly. Jaymin will provide a range of possible increases to current fiscal ’06 guidance in just a few minutes.

But clearly this is good news. A panel of three judges ruled unanimously to reverse the lower courts decision ... and while we recognize that the decision could be appealed ... we feel vindicated by the strong and clear decision of the Federal Court. The decision calls into question the basis for the 30% withholding, and while not ruling on the merits of the case, casts doubts as to the federal prosecutor’s ability to recover an amount remotely close to the BRR1.6 billion alleged in the complaint.

The Federal Court further noted ... and I quote...”In a globalized world, especially as to economic relations, the prejudice against a foreign company, especially one that is established and has large investments within Brazil territory – and appellant states, ... is but an anachronism.” We believe we are now one step closer to a successful resolution of this unfortunate set of circumstances. We appreciate the patience and understanding of our loyal shareholders and the more than 400 GTECH professionals and their families in Brazil.

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And now I would like to turn the call over to Jaymin Patel to review the financials. Jaymin . . .

Jaymin Patel: Thank you Bruce. Good morning, everyone.

I would like to start by reviewing GTECH’s fourth-quarter performance.

In a quarter characterized by challenging year-over year comparisons, we are pleased to report results that are in line with the expectations we laid out for you in December.

Service revenues in the fourth quarter of fiscal 2005 were comparable to the fourth quarter of the previous year. This is a result of a number of factors.

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Starting with lottery service revenues, we continued to enjoy strength in same store sales in the United States, with an increase of approximately six percent (6%). This increase in same store sales was driven by new games such as the Double Draw promotion on Illinois’ Pick 3 game and Badger 5 in Wisconsin, as well as the continued deployment of instant ticket vending machines in Ohio and Illinois.

We also benefited from the launch of the Florida contract, as well as the continued ramp up of the Tennessee contract. This was offset by the impact of the 53rd week in the fourth quarter of fiscal year ’04, combined with significantly lower jackpot activity.

In the fourth quarter of fiscal year ’04, we had the benefit of several large jackpots, with a total jackpot pool for MegaMillions and PowerBall of approximately seven hundred million ($700M) dollars. This compares to a large-jackpot pool for the multi-state games totaling approximately four hundred million dollars ($400M) in the fourth quarter of fiscal year ’05.

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In aggregate, domestic service revenues were one hundred and thirty-six million dollars ($136M).

International same store lottery sales grew approximately two percent (2%) on a constant currency basis. While many jurisdictions enjoyed strong increases quarter-over-quarter, they were partially offset by weakness in the Czech Republic and Poland. Factoring in the impact of the 53rd week, contractual rate changes, foreign exchange rates, and the thirty percent (30%) holdback in Brazil, our international lottery service revenues declined slightly, to approximately ninety-eight million dollars ($98M).

Total service revenues included approximately seven million dollars ($7M) from gaming solutions, an increase of two million dollars ($2M) over the same period last year. This was driven by the addition of approximately 200 new video lottery terminals and contractual rate changes in Rhode Island and the acquisition of Spielo.

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We also recorded approximately twenty-three million dollars ($23M) of service revenue from commercial transaction processing, reflecting a four percent (4%) increase over the fourth quarter of last year. This was driven by a thirteen percent (13%) increase in same store sales coupled with the benefit of the BillBird acquisition and favorable foreign exchange rates. Once again, this was partially offset by the impact of the 53rd week and thirty percent (30%) withholding of revenues in Brazil.

Excluding the benefit of the 53rd week in fiscal ’04, service revenues increased approximately fourteen million dollars ($14M) or approximately five point six percent (5.6%) quarter over quarter.

If we were to also add back the thirty percent (30%) withholding in Brazil, service revenues in the most recent quarter would have increased approximately twenty-four million dollars ($24M) or more than nine percent (9%) quarter over quarter.

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Product sales in the fourth quarter were approximately seventy-four million dollars ($74M), driven by lottery equipment sales to Westlotto in Germany and video lottery terminals to Spielo customers in Oregon, Montana and Sweden.

Service gross profit margins were approximately thirty-eight percent (38%) reflecting higher depreciation and amortization and lower jackpot activity quarter over quarter, as well as the holdback in Brazil.

In comparing service profit margins quarter over quarter, we also must allow for the benefit of the 53rd week in the fourth quarter of last year, as that, combined with the significant jackpot activity, contributed to the record-high margins recorded in that period.

Product margins were lower than anticipated at approximately twenty-seven percent (27%). This was primarily a function of product mix.

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Our operating expenses for the quarter were approximately forty-four million dollars ($44M), or thirteen percent (13%) of total revenue.

Due to the actions taken in the third quarter value assessment initiative, we were able to hold SG&A expenses constant quarter-over-quarter, despite the consolidation of acquisitions and the increased activity in the Gaming Solutions vertical.

The net impact of higher depreciation, lower jackpot activity, the impact of the 53rd week and the holdback in Brazil resulted in a slight decline in operating profit quarter over quarter, to seventy-five million dollars ($75M).

Below operating income, interest expense increased by approximately three point five million dollars ($3.5M), reflecting higher average debt balances quarter-over-quarter.

Fully diluted earnings per share were slightly ahead of our expectations, at thirty-four cents per share ($0.34).

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During the quarter, we generated approximately ninety-seven million dollars ($97M) in cash flows from operations. This financed approximately fifty-nine million dollars ($59M) of investments in new contract assets.

Also in the quarter, we:

•	repurchased approximately eight hundred and fifty-three thousand shares (853K) of GTECH stock at a cost of approximately twenty million dollars ($20M)
•	paid dividends of approximately ten million dollars ($10M)
•	and repaid the loan on our world headquarters facilities which totaled twenty-eight million dollars ($28M).

At the end of the quarter, we had cash balances and short term investments of approximately two hundred and ninety-one million dollars ($291M).

Now, let’s turn to GTECH’s performance for the full fiscal year.

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Service revenues for the year ended February 26th were up approximately sixty million dollars ($60M) or six percent (6%) over fiscal year 2004. This was driven by a number of factors including continued strength in same store sales growth around the world, new contracts, the impact of acquisitions and more favorable exchange rates. These factors were, again, partially offset by the impact of the 53rd week, contractual rate changes and the holdback in Brazil.

At the end of the fourth quarter, the total amount held in escrow was approximately sixty-eight million Brazilian reais (BRR68M), which translates to approximately twenty-six million dollars ($26M) at current exchange rates.

Product sales were higher by one hundred and forty-six million dollars ($146M) or one hundred and fifty-five percent (155%) year over year. This was driven by a large central system delivery to Westlotto in Germany, equipment sales to ONCE in Spain and the Belgian National Lottery, combined with the acquisition of Spielo.

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In the last fiscal year, we recorded five hundred and forty million dollars ($540M) in revenue from our US lottery group --- five hundred and forty-eight million dollars ($548M) from the international lottery group --- eighty-one million ($81M) in gaming solutions --- and eighty-eight million dollars ($88M) in commercial and other services.

The two percent (2%) increase in operating expenses year-over-year was driven by the consolidation of acquisitions and investments in growth initiatives.

In fiscal year 2005, we generated approximately three hundred and seventy-five million dollars ($375M) in cash from operations.

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This, together with cash on hand, funded investing activity totaling four hundred and fifty million dollars ($450M), including approximately one hundred and thirty-five million dollars ($135M) of maintenance capital, one hundred and fourteen million dollars ($114M) of growth capital for opportunities within our core businesses and approximately two hundred and one million dollars ($201M) in acquisitions.

Average capital employed grew by approximately three hundred and sixty million dollars ($360M), or thirty-eight percent (38%), year-over-year and we generated returns on capital employed of approximately sixteen percent (16%).

In view of the pace of capital investment, we are pleased to maintain returns on the overall portfolio that are significantly higher than our weighted average cost of capital.

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It is important to note that in the fiscal years ending February 2004 and February 2005, we had cash balances resulting from debt offerings. If we were to exclude this cash from the calculations, return on capital employed for both periods would have been more than three hundred basis points higher.

Again, our calculation of Return on Capital Employed is provided in the Supplemental Financial Data File posted on our website.

Those are the key financial highlights of our fourth quarter and fiscal year 2005. Now I would like to turn our attention to the outlook for fiscal year 2006.

We expect year-over-year service revenue growth in the range of eight to ten percent (8% - 10%), based on the following drivers:

•	Same store sales growth of five to six percent (5% - 6%),
•	The net effect of contract wins and contractual rate changes, and

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•	The impact of the recently completed acquisitions.

With respect to the acquisitions, we have assumed a full year of revenues from Spielo, LILHCo. and Billbird.

As Bruce indicated, in our current forecast we have maintained our original set of assumptions for Brazil, which include the following:

•	First, we assumed that the Company will either enter into an extension or sign a new contract with the Caixa that will extend to the end of this fiscal year.
•

Based on that assumption, we have forecast a full year of revenues from Brazil, and we continue to expect a ramp-down of revenues beginning in our third quarter, driven by the de-installation of terminals.

•	We also assumed that the thirty percent (30%) revenue withholding continues.

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•

Finally, we have assumed an average exchange rate of approximately two point nine real to the dollar (BZ 2.9) for this fiscal year. This compares to the current exchange rate of approximately two point six five (BZ 2.65) real to the dollar.

Based on this set of assumptions, we continue to expect US Dollar revenues from Brazil to be approximately eighty to eighty-five million dollars ($80M - $85M) this fiscal year. This compares to ninety-three million dollars ($93M) last fiscal year.

We now expect product sales in the range of one hundred and eighty to two hundred and ten million dollars ($180M to $210M) this fiscal year.

With regard to margins, we expect to maintain service margins of approximately forty percent (40%), despite a year-over-year increase in depreciation of approximately thirty million dollar ($30M) in cost of services.

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We expect product margins in the range of thirty-eight to forty percent (38% to 40%), which is somewhat higher than last year due to product mix.

We currently expect operating expenses to be in the range of thirteen point five to fourteen point five percent (13.5% to 14.5%) of total revenue. This outlook includes increased investments in Gaming Solutions, including the pursuit of commercial gaming licenses and new business development activities.

We continue to expect the full year tax rate to be approximately thirty-five percent (35%)

Based upon our expected operating performance, we continue to believe that diluted earnings per share will be in the range of one dollar and fifty-three cents to one dollar and fifty-eight cents ($1.53 to $1.58) for fiscal year

2006, excluding the impact of the adoption of SFAS 123R, share-based payments, which requires companies to expense stock options, potentially beginning in the third quarter of our fiscal year.

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If required to adopt this new accounting mandate in that timeframe, we would expect earnings per share in the range of one dollar and fifty cents to one dollar and fifty five cents per share ($1.50 - $1.55).

As Bruce indicated, there are many moving parts to the Brazil situation ... the timing and terms of the contract extension, the likelihood of an appeal, and/or a stay of the favorable court decision ... so quantifying the impact at this juncture is difficult. However, if you were to assume that:

•	The recent court order prevails and we receive one hundred percent of our revenues this year;
•

plus a release of fourteen million dollars ($14M) of the amount currently held in escrow, which reflects eleven million dollars ($11M) withheld in fiscal ’05 plus three million dollars ($3M) withheld in fiscal ’06, year-to-date;

•	and you allow for an accelerated de-installation schedule per Caixa’s public position, and

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•	potential incremental investments outside of Brazil that we are contemplating in the business, in the range of eight to ten million dollars ($8M - $10M), you could expect incremental revenues in the range of twenty-five to thirty-five million dollars ($25M - $35M) and incremental earnings in the range of seven to twelve cents (0.07 - $0.12) per share, resulting in a full year range of one dollar and sixty cents to one dollar and seventy cents per share ($1.60 - $1.70), excluding the impact of expensing options.

Please note that if the court order is upheld and we receive all monies due us by the end of May, approximately fifteen to twenty million dollars ($15 – $20M) of the incremental service revenues and six to eight cents ($0.06 - $0.08) of the incremental earnings per share would be reflected in the first quarter, resulting in earnings per share in the range of thirty-nine to forty-four cents ($0.39 - $0.44), with the balance accruing evenly throughout the remainder of the year.

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Whilst it is not our normal practice to provide such a wide earnings range, we felt it was prudent to do so at this time, given the number of moving parts we are dealing with in Brazil. We will keep you informed of any developments as they arise. However, until we are more certain of the outcome of each of these events, we will not include them in our outlook.

In fiscal year 2006, we plan to invest between two hundred and forty and two hundred and fifty million dollars ($240M - $250M) in new contract assets, and growth opportunities. Approximately one hundred and forty million dollars ($140M) will be for maintenance capital requirements within the core business and the balance will be invested in growth opportunities.

Given this investment outlook, we expect to generate free cash flows in the range of one hundred and sixty to one hundred and eighty million dollars ($160M to $180M), prior to financing any dividends, stock repurchases or acquisitions.

Now let’s look at the outlook for our first quarter, which ends May 28th, 2005.

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We expect service revenue growth in the range of five to seven percent (5% - 7%) quarter over quarter. This outlook reflects the impact of the Brazil hold back.

We expect product sales in the range of thirty to thirty-five million dollars ($30M - $35M).

We expect both service and product sale margins to be in the range of thirty-eight to forty percent (38% - 40%).

We expect the tax rate in the first quarter to be thirty-six percent (36%), compared to thirty-seven percent (37%) in the first quarter of last fiscal year and the thirty-five percent (35%) we expect for the full fiscal year. Similar to last year, we expect tax rates to fluctuate quarterly. For planning purposes, I suggest you use the same quarterly patterns as those reported in fiscal 2005.

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Based upon this outlook, we expect fully diluted earnings per share to be in the range of thirty-three to thirty-six cents ($0.33 to $0.36) per share. This compares to the forty cents ($0.40) per share we reported in the first quarter of last fiscal year, which included a one-time gain associated with the sale of our interest in Harrington Raceway in Delaware. Excluding that gain, recurring earnings per share in the first quarter of last fiscal year were thirty-five cents ($0.35) per share, as reported by First Call.

To summarize ... we are pleased with the strong operating performance of the business in fiscal 2005, despite several challenges. The outlook for fiscal 2006 is promising and we remain excited about the future. Our significant successes in the marketplace over the past twelve months position us well for continued growth - - - and provide confidence in our ability to achieve our long-term goals of profitability and value creation for our shareholders.

Now Bruce and I will be happy to take your questions.

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[AFTER Q&A]

Bruce Turner: If there are no further questions, I would like to close today’s call with a quick summary.

GTECH’s results for the fourth quarter and the full fiscal year demonstrate our continuing leadership in the Lottery industry ... the success of our recent acquisitions ... and the significant strategic progress we have made in our three vertical markets: Lottery, Gaming Solutions, and Commercial Services.

As we look ahead to the remainder of fiscal 2006 and beyond, we expect continued strength in all three markets as we focus our efforts on generating same-store sales growth and pursuing new growth opportunities ... at the same time, we will continue to return value to our shareholders. While there are no guarantees, recent developments in Brazil have also given us reason to hope that the situation there will be favorably resolved in the near future. All of these factors suggest that GTECH is still in the early stages of what will be an extended period of growth.

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Thanks again for joining us. We will be back in touch in June.

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